UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd. Suite 400 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CTMX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 30, 2020, CytomX Therapeutics, Inc. (“CytomX” or the “Company”) announced the achievement of a clinical milestone in conjunction with the CX-2029 program, triggering a $40 million payment from AbbVie Inc. (“AbbVie”) to CytomX. The Company also provided an update on its lead wholly-owned clinical programs.

AbbVie Partnership

In April 2016, AbbVie and CytomX entered into a Co-Development and Licensing Agreement under which the two companies are co-developing CX-2029, a Probody drug conjugate against CD71. CD71, also known as the transferrin receptor 1 (“TfR1”), is a cell surface protein essential for iron uptake in dividing cells. CD71 is highly expressed in a number of solid and hematologic cancers and has attractive molecular properties for efficient delivery of cytotoxic payloads to tumor cells. CD71 has high potential as an anti-cancer target but is widely considered undruggable due to its presence on most dividing healthy cells. CX-2029 is designed to potentially create a therapeutic window for this novel target.

Under the agreement, CytomX is responsible for clinical development up to initial clinical proof of concept. AbbVie will lead late-stage clinical development and global commercial activities with CytomX eligible to receive a profit share in the United States and tiered double-digit royalties on net product sales outside of the United States. CytomX retains an option to co-promote in the United States. The $40 million milestone announced today was reached by CytomX through the achievement of pre-specified criteria for the dose escalation phase of the ongoing Phase 1/2 clinical trial, PROCLAIM-CX-2029. CytomX and AbbVie are finalizing plans for the advancement of CX-2029 to Phase 2 expansion cohorts in select tumor types. Preliminary clinical data from the Phase 1 dose escalation phase of PROCLAIM-CX-2029 is expected to be presented in 2020.

Clinical Pipeline Update

CytomX is conducting multiple clinical trials worldwide and is committed to protecting the safety of its study participants and the physicians and staff that operate these clinical studies.

In assessing the evolving COVID-19 pandemic, and the emerging challenges for clinical trial execution within the Company’s studies and across the industry, CytomX has made the decision to temporarily pause new patient enrollment and new site activation in the PROCLAIM-CX-2009-001 study evaluating the CD166-targeting Probody drug conjugate CX-2009. This study includes the Phase 2 expansion study evaluating CX-2009 as monotherapy in patients with hormone receptor (ER, PR) positive, HER2 negative breast cancer. CytomX continues to closely monitor emerging Health Authority guidance and IRB/Ethics Committee recommendations. CytomX intends to resume the CX-2009 clinical program as soon as practicable.

CytomX has also made the strategic decision to terminate the PROCLAIM-CX-072-002 study evaluating the anti-PD-L1 Probody CX-072 in combination with Yervoy® (ipilimumab) in melanoma. This decision comes following a re-evaluation of the evolving clinical, competitive and commercial landscapes in immuno-oncology, taken together with impact of the COVID-19 pandemic. This decision allows for resources to be redirected towards CytomX’s potential first-in-class assets, including a combination of CX-072 and CX-2009, and to the generation of additional clinical candidates for advancement to IND filing and clinical trials.

Forward-Looking Statements

To the extent that statements contained herein are not descriptions of historical facts regarding CytomX, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of 2009 and CX-2029. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see CytomX reports filed with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020, as well as other documents that may be filed by the Company from time to time with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2020	CYTOMX THERAPEUTICS, INC.

	By:	/s/ Lloyd Rowland
Lloyd Rowland
SVP, General Counsel